Exhibit 99.2

OPERATOR

Thank you for joining the Bazaarvoice conference call. Please remember that certain statements made during this call, including those concerning the business outlook, growth plan, innovation and opportunities and the ability to capitalize on opportunities, are forward-looking statements. These statements are subject to a number of risks, uncertainties and assumptions described in Bazaarvoice’s SEC filings. Should any of the risks or uncertainties materialize, or should any of the assumptions prove to be incorrect, actual accompanying results could differ materially and adversely from those anticipated in these forward-looking statements.

These statements are also based on currently available information, and Bazaarvoice undertakes no duty to update this information, except as required by law. Cautionary statements regarding these forward-looking statements are further described in today’s press release.

All numbers and other information related to PowerReviews’s business (whether alone or combined with the Bazaarvoice business) were derived from information provided to Bazaarvoice by PowerReviews, and Bazaarvoice has not independently verified or audited any such numbers or information. In addition, some of the numbers during this call will be presented on a non-GAAP basis, and calculation of these non-GAAP financial measures are explained in Bazaarvoice’s SEC filings.

I would now like to turn the call over to Brett Hurt, CEO of Bazaarvoice.

Brett Hurt, Founder, President and Chief Executive Officer of Bazaarvoice

Good afternoon. I would like to thank everyone for joining our call today on short notice. I have some very exciting news to share with you before our first public earnings call on June 6. To get right to the point, I am extremely proud to announce that Bazaarvoice and PowerReviews have entered into a definitive agreement for Bazaarvoice to acquire PowerReviews.

I’ll tell you why we are so excited about this combination, and then I’ll have Stephen walk you through some of the financial details, including our fourth fiscal quarter revenue results and guidance for our fiscal year 2013.

We believe the strategic rationale for this acquisition is compelling because of the positive impact it will have on our client base and our network, which is measured by the consumer audience reach that our brand clients need. We also expect that value will be created by the enhancement of our technology platform and the joining of our great teams of people.

Bazaarvoice’s success has been driven by our ability to realize tremendous ROI for our clients from using our technology platform and leveraging our network. So when contemplating this combination, we asked the question whether or not the combination would enable us to increase our ability to deliver more value…more ROI…to the marketplace and to our clients. We believe the answer to that question is a resounding “yes.” We want our clients to achieve windfall results in terms of ROI, and together with PowerReviews, we believe that we can better realize our vision of changing the world one authentic conversation at a time and build a very valuable and long-term business as a result.

It is very important to keep in mind that our marketplace is highly dynamic and it is changing very rapidly due to multiple disruptive forces, including social, mobile, cloud, and big data. Our market is really quite new – it is like online advertising back in 1997 when that market was $1 billion versus the $70 billion it is today. We believe our market is just beginning a long period of increasing spend as marketing continues to experience the effects of these disruptive forces. Our clients are looking to us to help them navigate this challenging environment. By bringing our clients together with PowerReviews’ clients, we believe that we can create even more value for retailers, brands, and consumers by expanding our network reach to collect and distribute more authentic word of mouth content to more consumers around the world. We believe that building a leading portfolio of global retail clients is one of our key strategic objectives because it drives the network effect that attracts the brands to our technology platform. Simply put, the more retailers that are live on the Bazaarvoice Network, the more we attract the brands, and the more brands that are live on it, the more we attract the retailers. The larger the network, the more it positively impacts all participants – brands, retailers, and consumers.

As you can imagine, innovation is critical to our ability to grow and to grow profitability over time. By bringing together our technology platform, which we’ve oriented to larger retailers and global brands, with PowerReviews technology platform, which they’ve oriented more to mid-size and smaller retailers, we can efficiently serve all segments of the retail and brand market. We can create a turnkey, self-service, and low cost of ownership technology platform in PowerReviews’ Express product and that will give us more options to expand quickly, such as in emerging markets around the world.

Now I’ll highlight some of the key metrics that we think are important. Please keep in mind that the transaction isn’t closed and these numbers were provided by PowerReviews and are subject to further review prior to closing. Post closing, the Bazaarvoice client base will increase from our 737 live clients that we reported as of January 31, 2012 to over 1,800 clients around the world. PowerReviews’ client base consists of more than 1,100 clients. Approximately 350 of their clients are on their enterprise-level platform and approximately 800 of their smaller clients are on their self-service platform – what PowerReviews calls Express. Of PowerReviews enterprise-level clients, approximately 80 of those are included in the Internet Retailer 500 ranking of the top U.S. online retailers. From here on out on this call, I’ll refer to the Internet Retailer 500 ranking as the IR 500 for brevity. As we last reported in our S-1, we had 154 IR 500 retailers as of

January 31, 2012. So together we will be serving close to half of the largest online retailers in the US. Some of PowerReviews top clients include Gap, REI, Staples, and Toys R Us. They will be absolutely fantastic additions to the Bazaarvoice client family, which includes Best Buy, OfficeMax, Wal-Mart, and Walgreens.

As I mentioned earlier, a very important strategic aspect of this combination is that we significantly expand our consumer reach through the Bazaarvoice Network. I want to take some time to discuss this in detail because it is really important. Brands spend $550 billion on market research, advertising, and promotions to reach consumers in the $12 trillion retail channel globally. In other words, brands represent a huge portion of our total available market opportunity. In 2011, our combined IR 500 clients had approximately 1.8 billion visits per month and nearly $100 billion in online retail sales, approximately half of all retail sales online in the US. Of course, these figures do not include our clients outside of the US or our many clients in other market verticals, such as American Express in financial services, Starwood in hotels, and P&G in consumer packaged goods. Another way to think about this is to think about the massive offline impact that online word of mouth offers. Many of our US retail clients on the IR 500 do the majority of their sales in their stores and increasingly the authentic content we collect is being used to make purchase decisions no matter where the consumer is shopping due to mobile, kiosks, in-store displays, and other means. Our brand clients, who sell through these retailers, get tremendous value by using our technology platform to collect authentic word of mouth content and then distributing that content to their consumers through the Bazaarvoice network. A brand such as 3M that sells through Staples, who is a PowerReviews client, as well as OfficeMax, who is a Bazaarvoice client, can now much more efficiently distribute content and interact with their consumers using our solutions. For the PowerReviews retail clients, we can now bring them much more authentic word of mouth content to help their consumers and drive more sales for both the brands and the retailers. The bottom line is that our clients—and by that I mean Bazaarvoice and PowerReviews—want us to deliver consumer reach at the greatest scale possible. They want us to amplify that content to the greatest number of consumers globally through content syndication to our retail clients. Independent research shows how much consumers trust this content and they want as much of it as possible to help them in their purchase decisions, no matter where they shop.

Both of the management teams of Bazaarvoice and PowerReviews see a much greater opportunity to create value for the marketplace through our combination. Our clients expect us to lead the way and help them constantly innovate in this very disruptive and nascent space, which is at the intersection of so many important trends and offers so many opportunities for all. We believe that by working together we can do that even better and more quickly.

I want to conclude by welcoming all of the employees of PowerReviews to the Bazaarvoice family. Culture is incredibly important to our success and our ability to serve clients at the level of performance that they expect. We definitely share the same cultural values and commitment to building an exceptional company for the long-term and everyone is extremely excited about the future. Together we will change the world one authentic conversation at a time. Together we will drive more value for our clients, consumers, and the marketplace overall.

I’m now going to turn the call over to our chief financial officer and chief innovation officer, Stephen Collins, to discuss our preliminary financial results and the details of the transaction.

Stephen Collins, Chief Financial Officer and Chief Innovation Officer of Bazaarvoice

Thanks, Brett. Brett has covered the strategic rationale for the acquisition, so I’m going to focus my time on the financial details. Then, I will provide information about our preliminary fourth fiscal quarter revenue results, fiscal year 2013 revenue guidance and some directional comments about the impact of the PowerReviews acquisition on fiscal year 2013 non-GAAP operating results.

Under the terms of the definitive agreement that we signed today, PowerReviews shareholders will receive up to approximately $31.0 million in cash and 6.4 million shares of Bazaarvoice common stock. At yesterday’s closing share price of $15.12, the consideration in cash and stock is valued at approximately $128 million. These shares are subject to a 180-day lock-up that begins upon closing. In addition, we will assume vested and unvested options to purchase the common stock of PowerReviews that are equivalent to 1.6 million options to purchase the common stock of Bazaarvoice. Including the vested and unvested options, the total consideration is approximately $152 million, excluding the potential cash proceeds that may arise from the exercise of these assumed options which would total up to approximately $4.7 million.

The transaction is structured as a reverse triangular merger. The definitive agreement contains customary representations and warranties and covenants of Bazaarvoice and PowerReviews, as well as indemnification obligations by the PowerReviews equity holders. The completion of acquisition is subject to certain conditions and may be terminated by either party under specified circumstances including if the merger is not consummated by July 24, 2012. Accordingly we anticipate that the transaction will be completed and closed during the current fiscal quarter ending on July 31, 2012.

From a financial perspective, PowerReviews generated $11.5 million in revenue for the 2011 calendar year while operating at a non-GAAP loss. For comparative purposes, we will use our 12-month period ended January 31, 2012 as an approximation of calendar year 2011 results. During that period, our revenues were $94.0 million. On a combined basis, pro-forma calendar 2011 revenue was $105.5 million with PowerReviews revenue constituting approximately 11.0% of the total. The 6.4 million shares of common stock that will be issued at closing to current equity holders of PowerReviews will represent approximately 9.9% of the pro forma basic outstanding shares of Bazaarvoice. And giving effect to the assumed 1.3 million vested options, if those shares were exercised upon closing as well, the equity consideration would represent 11.7% of the pro forma outstanding shares of Bazaarvoice.

As Brett described, we believe that this combination has significant long-term value because one of our key strategic objectives is to be the leader in online word of mouth technology solutions for retailers. Now, all future innovations for retailers can be readily marketed to a much larger client base, across all market segments, thereby increasing the return on our R&D investments. Furthermore, we are significantly increasing the consumer reach of the Bazaarvoice network. What’s important and very valuable about the increase in consumer reach is that we can deliver more value to our brand clients by helping them collect more online word of mouth content and then increase the number of consumers who use that content.

Considering the proximity of our PowerReviews announcement to our financial results conference call scheduled for June 6th, we felt that it would be appropriate to share our anticipated quarterly revenue results at this time. Please note that these results are preliminary and subject to completion of our audit. Further, since this is our first conference call as a public company, and we have not previously communicated guidance, for your reference and convenience, we will compare our results and guidance to current analyst consensus estimates.

For the fiscal fourth quarter ended April 30, 2012, we expect to report revenue between $31.0 million and $31.5 million, representing a year-over-year growth rate of approximately 61% to 63%. This result compares to the analyst consensus estimate of $28.2 million.

Looking to our current 2013 fiscal year beginning this quarter and ending April 30, 2013, we expect revenue to be between $137.0 million and $139.0 million, as compared to the analyst consensus estimate of $131.2 million. For our current fiscal quarter ending July 31, 2012, we expect revenue to be between $32.5 million and $33.0 million, as compared to the analyst consensus estimate of $29.7 million.

Please note that this revenue guidance excludes the impact of the acquisition of PowerReviews. We will update our guidance to include PowerReviews revenue after the transaction closes.

Before I leave the subject of fiscal 2013 guidance, I’d like to make a point about the impact of PowerReviews on our non-GAAP operating loss. As is typical, we expect to incur some one-time transaction costs that will be primarily recognized in the first fiscal quarter and to some extent in the second fiscal quarter, but otherwise, we expect the acquisition to be neutral to our expectations for our non-GAAP operating loss in fiscal 2013. Currently, the analyst consensus estimate for our fiscal 2013 non-GAAP operating loss stands at $23.7 million. While we will get into all the details of our fiscal 2012 fourth quarter results and fiscal 2013 guidance on June 6th, what I can tell you at this time is that we expect our fourth fiscal quarter non-GAAP operating loss to be at least consistent with or better than the current analyst consensus estimate and that we also expect that our full year fiscal 2013 non-GAAP operating loss will be at least consistent with the current analyst consensus estimate, inclusive of PowerReviews ongoing operations but excluding the impact of one-time transaction costs.

With that, we would now like to open the call for questions.